Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref:	Elephant Talk Communications, Inc.
File Ref. No. 000-30061

We have read the statements that we understand Elephant Talk Communications, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of its certifying accountants. We agree with the statements made regarding our Firm. We have no basis to agree or disagree with the other statements made under Item 4.

Very truly yours,

/s/ Jimmy C. H. Cheung & Co.
JIMMY C. H. CHEUNG & CO.
Certified Public Accountants

Hong Kong, January 29, 2007